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                                                                    EXHIBIT 10.8

                                   S A L O N
                                M A G A Z I N E


March 25, 1999

Todd Hagen
461 Starboard
Redwood City, CA
94065


Dear Todd,

I am pleased to offer you a position with Salon starting April 9, 1999, as the Vice President, CFO reporting to the President. If you decide to join us, here's a summary of the compensation package:

 . You will receive a monthly salary of $11,666.66 less applicable withholding, which will be paid semi-monthly in accordance with Salon's normal payroll procedures.

 . In addition, you will be eligible to receive a yearly bonus of up to $35,000, based on attaining certain MBOs that will be mutually determined within your first 45 days of employment.

 . You will be granted 150,000 employee incentive options, subject to approval from the company's Board of Directors. The options are in accordance with the company's stock option plan (4 year vesting). Should Salon be acquired before your vesting is complete and should the acquiring company not wish to retain your employment services, your stock vesting will be accelerated to the next yearly anniversary date. You will also have the chance to obtain up to 10% additional shares of stock at the end of your first year anniversary and upon successful attainment of certain MBOs.

As a Salon employee, you are also eligible to receive certain employee benefits including those on the enclosed list below.

 . Health Care Insurance
 . Dental Insurance
 . Paid vacation and the standard Salon Paid Holiday program
 . 401K Investment Plan with The Patriot Group
 . Disability coverage through UNUM

Further details of the plan are available through Donna DeLuca (415-882-8755 or donna@salonmagazine.com)

If you choose to accept this offer, your employment with Salon will be voluntarily entered into and will be for no specific period. As a result, you will be free to resign at any time, for any reason or for no reason, as you deem appropriate. Salon will have a similar right and may conclude its employment relationship with you at any time, with or without cause.
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For purposes of federal immigration law, you will be required to provide to
Salon documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

In the event of any dispute or claim relating to or arising out of our employment relationship, this agreement, or the termination of our employment relationship (including, but not limited to, any claims of wrongful termination or age, sex, disability, race or other discrimination), you and Salon agree that all such disputes shall be fully, finally and conclusively resolved by binding arbitration conducted by the American Arbitration Association in San Jose, California. However, we agree that this arbitration or provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of Salon's trade secrets or proprietary information.

To indicate your acceptance of Salon's offer, please sign and date this letter in the space provided below and return it to me. A duplicate original is enclosed for our records. You will be required to sign a Employee Inventions and Proprietary Rights Assignment Agreement as a condition of your employment. This letter, along with any agreements relating to proprietary rights between you and Salon, set forth the terms of your employment with Salon and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement signed by Salon and by you. This offer is valid for 3 business days from the date written.

We look forward to working with you at Salon.  Welcome aboard!

Salon Internet, Inc. AGREED TO AND ACCEPTED



\s\ Michael O.'Donnell     \s\ Todd Hagen           The attached Amendment Dated
-----------------------    ---------------------    3/29/99 is incorporated into
Michael O'Donnell                   Tom E. Hagen    offer letter.
President & Publisher                                                   \s\  TEH


                                      -2-
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To:       Todd Hagen
From:     Jim Goldberger
Subject:  Amendments to Employment Offer
Date:     March 29, 1999
Fax:      650 595 2267

Dear Todd,

Per my conversation with Mike O'Donnell, Salon Magazine is willing to amend your offer letter dated March 25, 1999 as follows:

1. Salon will provide you free parking at a facility near Salon's office.

2. Should Salon be acquired in the first year of your employment and should the acquiring company not wish to retain your services; you will receive twelve months accelerated vesting from the point in which the acquisition offer was accepted by Salon. (Vesting after your first year anniversary with Salon remains as stated in your March 25/th/ offer letter).

3. As part of the $35,000 in incentive compensation tied to your successful attainment of MBOs; Salon agrees to pay you $5,000 immediately upon your acquisition of a certified stock research analyst that agrees to cover Salon.

4. The time period for your acceptance of Salon's employment offer has been extended 48 hours and is now 5:00pm April 1, 1999.

Please call me if you have any questions. I look forward to seeing you onboard shortly.


           \s\ J. Goldberger                     \s\ Todd Hagen